NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES AGREEMENT FOR LAND SALE

NEW YORK, NEW YORK (September 9, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that a subsidiary of its real estate business, Griffin Land, LLC (“Griffin Land”), entered into a Real Estate Sales Contract (the “Sales Contract”) for the sale of approximately 90 acres of undeveloped land for approximately $9 million in cash, before transaction expenses.  The land to be sold is in Windsor, Connecticut and is part of an approximately 268 acre parcel of undeveloped land that straddles the town line between Windsor and Bloomfield, Connecticut.  Under the terms of the Sales Contract, Griffin Land and the buyer will construct roadways connecting the land parcel to be sold with existing town roads. The roads to be built will also provide access to the remaining acreage in Griffin Land’s land parcel. The completion of this transaction is contingent on a number of factors, including the buyer obtaining all necessary final permits from governmental authorities for its development plans for the site it would acquire and the buyer receiving municipal and state economic development incentives it deems adequate. If completed under its current terms, Griffin Land expects to record a substantial pretax gain on this transaction. There is no guarantee that this transaction will be completed under its current terms, or at all.

In addition to its real estate business, Griffin operates a landscape nursery business, Imperial Nurseries, Inc. (“Imperial”).  Griffin recently announced that it had entered into a letter of intent for the disposition of Imperial’s landscape nursery growing operations and a lease of Imperial’s growing facilities to a private company nursery grower.  Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statements regarding the completion and expected pretax gain on the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.